701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Second Quarter Fiscal Year 2012 Financial Results

RONKONKOMA, NY — September 8, 2011 — Lakeland Industries, Inc. (NASDAQ: LAKE) today announced financial results for its second quarter and first half of fiscal year 2012 ended July 31, 2011.

Financial Results Highlights and Recent Company Developments

▪	Revenue of $26.2 million in Q2FY12 up 6.6% over Q2 last year
▪	International expansion efforts continue to drive non-US revenue growth
▪	International revenues set another record at $12.6 million
▪	Revenues from outside the US were 48.3% of total in Q2FY12 as compared with 42.0% for Q2FY11
▪	International Sales Growth in Q2FY12 over prior quarter:
o	Brazil up 37%
o	Chile and Argentina up 154%
o	Canada up 25%
o	UK up 22%
o	China external sales (excluding direct container shipments back to the US) increased over 80%
▪	Received first purchase order under a contract with a maximum value of over $5 million net of VAT taxes from the Brazilian Navy
▪	Sales of disposable products, primarily DuPont-related, in US decline by $1.7 million in Q2FY12 compared with prior year period
▪	Announced termination of licensing relationship with DuPont;
▪	Operating expenses declined by over 5% in Q2FY12 from prior year while international operations continues
▪	Expanded revolving line of credit to $30 million to support international growth plans
▪	Cash position increased by 10% to nearly $6.7 million at end of Q2FY12 from beginning of fiscal year
▪	Reduction in Force (RIF); severance costs charged to Q2 of $0.03 per share

Fiscal 2012 Second Quarter Financial Results

Net Sales. Net sales increased $1.6 million, or 6.6%, to $26.2 million for the three months ended July 31, 2011, from $24.6 million for the three months ended July 31, 2010. The net increase was due to an increase of $2.3 million in foreign sales, offset by a $(0.7) million decrease in domestic sales. External sales from China were flat with the year ago period. This is due in large part to a decline in direct container shipments to the US resulting from high stock levels at larger customers in the US after the Gulf oil spill. Domestic sales in China and to the Asia Pacific Rim remain strong. UK sales increased by $0.3 million, or 22%. Chile and Argentina sales increased by 154%. US domestic sales of disposables decreased by $1.7 million, but chemical suit sales increased by $0.2 million, wovens increased by $0.7 million, reflective sales increased by $0.7 million, and glove sales decreased by $0.3 million.  Canada sales increased $0.4 million. Sales in Brazil increased by $1.1 million, an increase of 36.7%.

Gross Profit. Gross profit decreased $0.4 million, or 5.4%, to $7.8 million for the three months ended July 31, 2011, from $8.3 million for the three months ended July 31, 2010. Gross profit as a percentage of net sales decreased to 29.9% for the three months ended July 31, 2011, from 33.7% for the three months ended July 31, 2010. Major factors driving the changes in gross margins were:

•
Disposables gross margins decreased $2.0 million over last year resulting from a combination of significantly lower margins on finished products purchased from DuPont, lower overall volume and severance charges resulting from a reduction in force

•	Chemical division margin decreased 1.7 percentage points over last year resulting from sales mix
•	Canada gross margin increased 5 percentage points over last year due to sales mix and favorable exchange rates
•	Wovens division margins increased 2 percentage points due to better volume and mix
•	Reflective division margins increased 6 percentage points over last year reflecting better mix and higher volume
•	Brazil’s gross margins were 42.4% this year compared with 46.8% last year. Last year included a large contract with higher margins
•	India was breakeven at the gross profit level compared with a loss of $0.1 million last year. Lack of sales volume continues to be an issue

Operating Expenses. Operating expenses decreased $0.4 million, or 5.1%, to $7.1 million for the three months ended July 31, 2011, from $7.4 million for the three months ended July 31, 2010.  As a percentage of sales, operating expenses decreased to 26.9% for the three months ended July 31, 2011, from 30.3% for the three months ended July 31, 2010. The $0.4 million decrease in operating expenses in the three months ended July 31, 2011, as compared to the three months ended July 31, 2010, was comprised of:

•	$(0.3) million decreased equity compensation resulting from prior year cumulative change in performance level
•	$(0.3) million decrease in professional and consulting fees, mainly in Brazil, as a result of last year’s terminations of management personnel and significant tax work in prior year
•	$(0.1) million reduction in freight out expense mainly as a reflection of the stock out conditions in the US in Q2 of last year causing insufficient delivery schedules
•	$0.1 million increase in R & D expenses resulting from worldwide product development
•	$0.1 million increase in bad debt expense resulting from one large account in Chile
•	$0.1 million increase in rent expense mainly as a result of a new leased facility in the UK

Operating Profit. Operating profit decreased 7.9% to $0.8 million for the three months ended July 31, 2011, from $0.8 million for the three months ended July 31, 2010. Operating margins were 3.0% for the three months ended July 31, 2011, compared to 3.4% for the three months ended July 31, 2010.

Interest Expenses.  Interest expenses increased slightly for the three months ended July 31, 2011, as compared to the three months ended July 31, 2010, due to higher borrowing levels outstanding.

Income Tax Expense.  Income tax expenses consist of federal, state and foreign income taxes.  Income tax expenses decreased $0.1 million to $0.1 million for the three months ended July 31, 2011, from $0.2 million for the three months ended July 31, 2010. The Company’s effective tax rates were 10.6% for Q2FY12 and 25.7% for Q2FY11. The effective tax rate for Q2FY12 was due to goodwill amortization in Brazil and tax in the US.

Net Income (Loss).  Net income was $0.6 million for both the three months ended July 31, 2011 and for the three months ended July 31, 2010.

Basic and diluted earnings per share (EPS) was $0.11 for the second quarter of fiscal 2012, as compared with basic EPS of $0.11 and diluted EPS of $0.10 in the same period of the prior fiscal year.  There were 5,225,020 and 5,345,728 shares outstanding on a basic and fully diluted basis, respectfully, for the second quarter ended July 31, 2011, as compared with 5,440,411 and 5,533,196 in the prior year.  The reduction in shares outstanding reflects open market purchases by the Company of its common stock under a share repurchase program that extended into its fiscal 2012 first quarter.  The full impact to reported EPS has been realized in the second quarter of fiscal year 2012 due to calculations made using weighted averages of outstanding shares.

Fiscal 2012 First Half Financial Results

Net Sales. Net sales increased $2.0 million, or 4.0%, to $51.9 million for the six months ended July 31, 2011, from $49.9 million for the six months ended July 31, 2010. The net increase was due to an increase of $3.6 million in foreign sales, offset by a $1.6 million decrease in domestic sales. External sales from China were flat with the year ago period, in large part due to a decline in direct container shipments to the US resulting from high stock levels at larger customers in the US after the Gulf oil spill. Canadian sales increased by $0.4 million, UK sales increased by $0.9 million, and Chile and Argentina sales increased by $0.5 million combined. US domestic sales of disposables decreased by $3.5 million, chemical suit sales increased by $0.3 million, wovens increased by $1.1 million, reflective sales increased by $0.8 million and glove sales decreased by $0.1 million. Sales in Brazil were up $2.2 million.

Gross Profit. Gross profit increased $1.2 million, or 8.3%, to $15.9 million for the six months ended   July 31, 2011, from $14.7 million for the six months ended July 31, 2010.  Gross profit as a percentage of net sales increased to 30.6% for the six months ended July 31, 2011, from 29.4% for the six months ended July 31, 2010.  Major factors driving the changes in gross margins were:

•
Disposables gross margin decreased by 3.4 percentage points this year resulting from a combination of significantly lower margins on finished products purchased from DuPont, lower overall volume and severance charges resulting from a reduction in force

•	Brazil’s gross margin was 40.8% this year compared with 48.1% last year. This decrease was largely due to a larger bid contract last year

•	Continued gross losses of $0.2 million from India in FY12
•	Chemical division gross margin increased 5.7 percentage points resulting from higher volume and improved sales mix
•	Canada gross margin increased 4.4 percentage points due to higher volume and favorable exchange rates

Operating Expenses. Operating expenses increased 0.2% to $13.6 million for the six months ended July 31, 2011, from $13.5 million for the six months ended July 31, 2010. As a percentage of sales, operating expenses decreased to 26.1% for the six months ended July 31, 2011, from 27.1% for the six months ended July 31, 2010. The $0.1 million increase in operating expenses in the six months ended July 31, 2011, as compared to the six months ended July 31, 2010, were comprised of:

•	$(0.1) million decrease in equity compensation resulting from the 2009 restricted stock plan treated at the baseline performance level and the resulting cumulative charge in the previous year
•
$(0.2) million decrease in foreign exchange costs resulting from losses against the Euro in China last year. The Company has since commenced a hedging program for the Euro, resulting in a gain in the current year

•	$(0.2) million decrease in professional fees resulting from the terminations in Brazil in May 2010 and tax work done in the previous year
•	$0.1 million increase in rent resulting from a new facility in the UK
•	$0.1 million increase in bad debts resulting from a write-off in Chile
•	$0.1 million increase in R&D expense relating to new product development
•	$0.2 million miscellaneous increases

Operating Profit. Operating profit increased 106% to $2.3 million for the six months ended July 31, 2011, from $1.1 million for the six months ended July 31, 2010.  Operating margins were 4.5% for the six months ended July 31, 2011, compared to 2.3% for the six months ended July 31, 2010.

Interest Expenses.  Interest expenses increased by $0.1 million for the six months ended July 31, 2011, as compared to the six months ended July 31, 2010, due to higher borrowing levels outstanding.

Income Tax Expense.  Income tax expenses consist of federal, state and foreign income taxes.  Income tax expenses increased $0.2 million, or 119%, to $0.4 million for the six months July 31, 2011 from $0.2 million for the six months ended July 31, 2010.  The Company’s effective tax rates were 18.2% for this year and not meaningful for the six months ended July 31, 2010.  The effective tax rate for the first six months of fiscal year 2012 was affected by tax benefits in Brazil resulting from government incentives and goodwill amortization.  The effective tax rate for the first half of fiscal year 2011 was impacted by goodwill write-offs in Brazil and tax benefits from India resulting from “check the box” in the US and the $1.6 million charge for VAT tax expense in Brazil.

Net Income (Loss).  Net income increased $2.5 million to $1.7 million for the six months ended July 31, 2011, from a loss of $(0.8) million for the six months ended July 31, 2010.  The increase in net income primarily resulted from the $1.6 million charge for VAT tax expense in Brazil in the prior year.  Excluding the Brazilian VAT tax expense, the Company would have reported net income of $0.8 million in the six months ended July 31, 2010.  The improved profitability before VAT tax expense reflects an increase in sales and lower operating expenses as a percent of sales, partially offset by the reductions in gross margins in disposables and in Brazil.

Basic and diluted earnings per share (EPS) was $0.33 for the first six months of fiscal 2012, as compared with basic and diluted EPS of a loss of $(0.14) in the same period of the prior fiscal year.  There were 5,223,890 and 5,340,978 shares outstanding on a basic and fully diluted basis, respectfully, for the fiscal half year ended July 31, 2011, as compared with 5,439,921 and 5,526,626 in the prior year.  The reduction in shares outstanding reflects open market purchases by the Company of its common stock under a share repurchase program that extended into its fiscal 2012 first quarter.

Management’s Comments

Commenting on the financial results and recent developments, Lakeland Industries President and Chief Executive Officer, Christopher J. Ryan, said, “Our overall performance in the second quarter affirms that we are both implementing the appropriate growth strategies and successfully executing on our plans.  International operations continue to increase on an aggregates basis as well as on a percentage of our total sales. This growth has helped us to diversify our business, while offsetting the challenges we have been encountering in the domestic US market. In the second quarter, our international sales of $12.6 million marked the highest level for any quarter in our history.  International sales as a percentage of consolidated revenues in the second quarter also were at a record level of over 48%.

“Through effective implementation of foreign sales and marketing strategies, we increased international sales by over 18% in the second quarter as compared to the same period of the prior year. Driving our international sales growth is the performance from our operations in Brazil and China.  In Brazil, we made initial shipments pertaining to one of many large bid orders which are in our sights. Revenues in Brazil were up 37% in the second quarter of fiscal 2012 over the same period last year. At the same time, our other Latin American operations are growing even faster, although on a smaller scale. We are successfully leveraging Brazil and our Mexican operations to enter these other Latin American markets. Sales in Chile and Argentina were up 154% year-over-year and we have only begun to penetrate these regions.

“External sales in China excluding direct container shipments back to the US continue to improve year-over-year. These revenues were up over 80%. Home to our largest global manufacturing operations, significant production capacity remains available in China despite the top line growth in the second quarter. Elsewhere outside of the US, Canada revenues increased by 25%, aided by demand from the energy and mining sectors along with a favorable currency environment; and our UK operations, which we have been expanding as a platform for targeting other markets in Europe, delivered an increase in sales of 22% in the second quarter as compared the same period last year.

Sales of DuPont related disposable garments were $5.75 million in the second quarter, a decline of 23% from the prior year.  This decline can be attributed largely to continuing pricing actions by DuPont that made purchasing DuPont-branded products from the Company less attractive to customers than purchasing directly from DuPont itself, while correspondingly increasing the relative attractiveness of Lakeland-branded products.

These DuPont-branded garments, which are sold with the DuPont brand and marketed under restrictive agreements with DuPont, delivered a gross margin in the second quarter of fiscal 2012 that are approximately 40% lower than the margin on the balance of all products marketed and sold by the Company worldwide which carry the Lakeland brand, so the impact of the decline on the bottom line is less significant than on the top line.

“As previously announced, we received notice in July from DuPont that it is terminating the DuPont Wholesaler Agreement we formed in January of this year. DuPont will fulfill orders for purchases of finished garments containing Tychem® and Tyvek® through September 10, 2011. While we will be eliminating DuPont related sales, we believe overall fiscal 2012 and 2013 earnings should not be significantly impacted, and should still substantially exceed the previous year’s since: (1) DuPont-related sales produce our lowest margins, (2) there is no impact on International sales, which are now half of total revenues and growing rapidly (the Company has only sold DuPont-branded disposable garments in the US and Canada), and (3) The company believes that in the near term it can replace much of the lost sales with its own, higher margin, branded products, and in the longer term, all of it.

“With the dissolution of the agreement with DuPont, we will for the first time have removed the obstacles that prevented us from fully and adequately addressing the US market, such as licensing restrictions that prevented aggressive advertising and promotion of Company-branded disposable products. Given the unfavorable margin basis for finished goods procured from DuPont that we sell to other distributors in a highly competitive domestic market at a time of anemic economic growth in the U.S., we look forward to the introduction of even more of our own branded products, whose planned launches have been moved up to later this year or in early 2012 as part of the Company’s strategy for dealing with the loss of the DuPont-branded products.

Supporting these product introductions is the re-organization and increase in the size of the U.S. sales force, and other marketing and product strategies, that had already begun just prior to the termination of the agreement with DuPont.

As a result of these strategies, Lakeland will be able to offer a comprehensive product line of disposable garments that we manufacture at our global facilities to the highest safety standards and with an impeccable reputation for quality.  The fact that Lakeland uniquely among its competitors does not rely upon contract manufacturers- and thus has more control over quality- is highly valued by its customers, who also prefer to deal directly with the manufacturer.

The many positives of the Company’s product and manufacturing strategies will be better leveraged by the larger U.S. sales force, which will be able to exert a stronger pull both through our traditional distribution channels and at the end-user level.  This stronger demand pull is already beginning to be seen in recent increases in the sales of other higher-margin product lines, such as reflective clothing and fire service clothing.

At whatever price points we choose throughout our various product lines, we anticipate significantly higher margins as compared with the current DuPont products we resell today.  Overall, we see the termination of the agreement with DuPont to be in the best long-term interests of the Company due to its freeing it up to act without restriction in the marketplace, and to fully unleash the potential of its product development and manufacturing strengths.

“As a result of our continued international expansion investments and lower gross margins due in large part to the DuPont-branded component of domestic sales, our operating profit was slightly lower this quarter as compared with last year.  However, through effective cost management, the reorganization in the US with a reduction in force (RIF) leading to a one-time charge of $0.03 per share in the second quarter, and disciplined business practices, operating expenses on a reported basis and as a percentage of sales declined in the second quarter. Our operating expenses and overhead would have been even lower without the second quarter RIF charge.

Our top line improvement in the second quarter demonstrates that we are highly capable of growing our revenues and penetrating our target markets.  Meanwhile, the investments being made in our international and domestic manufacturing and sales divisions provide the potential for significant operating leverage and margin expansion. In anticipation of this growth, particularly with the large order we received from the Brazilian Navy, we have added to our inventory. With our cash balance increasing by 10% since the beginning of the fiscal year and ample access to a credit facility expanded to $30 million, Lakeland is now well positioned for continued growth in its international operations and a resurgence in its domestic business.”

Financial Results Conference Call

Lakeland will host a conference call at 4:30 PM (Eastern) on September 8, 2011, to discuss the Company’s second quarter fiscal year 2012 financial results. The conference call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO.  Investors can listen to the call by dialing 888-293-6979 (Domestic) or 719-457-1506 (International), Pass Code 1304675.   For a replay of this call, dial 888-203-1112 (Domestic) or 719-457-0820 (International), Pass Code 1304675.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.  For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)
	July 31,	January 31,
	2011	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,661	$6,075
Accounts receivable, net	16,700	14,477
Inventories, net	50,581	45,918
Deferred income taxes	2,275	2,297
Prepaid income and VAT tax	1,476	1,814
Other current assets	2,166	2,339
Total current assets	79,859	72,920

Property and equipment, net	14,490	13,901
Intangibles and other assets, net	9,053	8,257
Goodwill	6,626	6,298
Total assets	$110,028	$101,376
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,675	$6,504
Accrued compensation and benefits	1,940	1,412
Other accrued expenses	1,331	2,702
Current maturity of long term debt	505	100
Total current liabilities	10,451	10,718
Borrowing under revolving credit facility	16,081	11,486
Construction loan payable, net of current maturity	2,713	1,592
VAT taxes payable long-term	3,314	3,310
Other liabilities	111	103
Total liabilities	32,671	27,209

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	—	—
Common Stock, $0.01 par; authorized 10,000,000 shares issued and outstanding 5,566,537 and 5,564,732 shares at July 31, 2010 and at January 31, 2010, respectively	56	55
Less treasury stock at cost 125,322 shares at July 31, 2010 and January 31, 2010	(3,352)	(3,013)
Additional paid-in capital	50,600	50,280
Retained earnings	27,940	26,193
Accumulated and other comprehensive income	2,113	652
Total stockholders’ equity	77,357	74,167
Total liabilities and stockholders’ equity	$110,028	$101,376

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2011	2010	2011	2010

Net sales	$26,182	$24,551	$51,935	$49,914
Cost of goods sold	18,355	16,280	36,042	35,238
Gross profit	7,827	8,271	15,893	14,676
Operating expenses	7,053	7,431	13,568	13,545
Operating profit	774	840	2,325	1,131
VAT tax charge-Brazil from prior periods	—	—	—	(1,583)
Interest and other income, net	19	22	69	35
Interest expense	140	92	259	179
Income (loss) before income taxes	653	770	2,135	(596)
Provision (benefit) for income taxes	69	198	389	178
Net (loss) income	$584	$572	$1,748	$(774)
Net (loss) income per common share:
Basic	$0.11	$0.11	$0.33	$(0.14)
Diluted	$0.11	$0.10	$0.33	$(0.14)

Weighted average common shares outstanding:
Basic	5,225,020	5,440,411	5,223,890	5,439,921
Diluted	5,345,728	5,533,196	5,340,978	5,526,626